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                                                                     EXHIBIT 2.2


                     AMENDMENT TO STOCK PURCHASE AGREEMENT


         This Amendment to Stock Purchase Agreement (this "Amendment") is made and entered into as of April 15, 1996, by and between George Mateljan, Jr. (the "Shareholder") and Health Valley Company, a Delaware corporation (the "Buyer"), with reference to the following facts:

         A. The Shareholder and the Buyer previously entered into that certain Stock Purchase Agreement, dated as of March 17, 1996 (the "Agreement").

         B. The Shareholder and the Buyer now desire to amend the Agreement as more particularly set forth in this Amendment.

         C. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

         NOW, THEREFORE, in consideration of the respective covenants, representations and warranties contained in the Agreement and in this Amendment, and intending to be legally bound hereby and thereby, the parties hereto hereby agree as follows:

1.       New Definitions, Modifications to Existing Definitions.

         1.1.    Amendment.  The following new definition is added to the
                 Agreement:

                 ""AMENDMENT" means that certain Amendment to Stock Purchase Agreement, dated as of April 15, 1996, by and between the Shareholder and the Buyer."

         1.2. Ancillary Documents. The term "AncIllary Documents" is hereby deleted in its entirety and the following is substituted in lieu thereof:

                 ""ANCILLARY DOCUMENTS" means the Escrow Agreement, the Option Agreement, the License Agreement, the State Tax Escrow Agreement, the Shareholder Noncompetition Agreement, the Roof Repair Escrow Agreement, the Other Repairs Escrow Agreement, the Lake Lillian Escrow Agreement and the Assumption Agreement."

         1.3.    Buyer's Special Damages.

                 (A) Clause (b) of the term "Buyer's Special Damages" is hereby deleted in its entirety and the following is substituted in lieu thereof:

                          "any claim with respect to any of the matters set forth in Section 8.1(B)(1), (3), (4), (5), (6), (7),
                          (10) and (11) of the Agreement and Section 6.2 of the Amendment."

                 (B) Clause (d) of the term "Buyer's Special Damages is hereby deleted in its entirety and the following is substituted in lieu thereof:
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                          "any breach of Section 3.2 hereof or any
                          representation or statement by the Shareholder set forth therein; and"

         1.4. Escrow Amount. The term "Escrow Amount" is hereby deleted in its entirety and the following is substituted in lieu thereof:

                 ""ESCROW AMOUNT" means One Million Seven Hundred Ninety-three Thousand Two Hundred Thirty Dollars ($1,793,230)."

         1.5. Lake Lillian Deficit. The following new definition is added to the Agreement:

                 ""LAKE LILLIAN DEFICIT" means the difference between (i) the aggregate amount of all checks issued by either of the Companies and outstanding on the Closing Date which were drawn on the account maintained at the Lake Lillian Bank (the "LAKE LILLIAN ACCOUNT") that are presented for payment by the holders thereof, and (ii) One Hundred Thirty-eight Thousand Nine Hundred Forty-nine Dollars and Thirty-four Cents ($138,949.34), as reasonably determined by Buyer, at its sole cost and expense."

         1.6. Lake Lillian Escrow Agreement. The following new definition is added to the Agreement:

                 ""LAKE LILLIAN ESCROW AGREEMENT" means an escrow agreement between the Buyer, the Shareholder and the Escrow Agent, in substantially the form of the Escrow Agreement (except that its term shall be ninety (90) days) and otherwise reasonably acceptable to the Buyer and the Shareholder, pursuant to which an amount equal to the LAKE LILLIAN ESCROW AMOUNT shall be deposited into escrow in order to secure the Shareholder's liability to indemnify, or reimburse, the Buyer pursuant to
                 Section 8.1(B)(10) hereof."

         1.7. Lake Lillian Escrow Amount. The following new definition is added to the Agreement:

                 ""LAKE LILLIAN ESCROW AMOUNT" means Two Hundred Fifty Thousand Dollars ($250,000)."

         1.8. Other Repairs Escrow Agreement. The following new definition is added to the Agreement:

                 ""OTHER REPAIRS ESCROW AGREEMENT" means an escrow agreement between the Buyer, the Shareholder and the Escrow Agent, in substantially the form of the Roof Repair Escrow Agreement and otherwise reasonably acceptable to the Buyer and the Shareholder, pursuant to which the OTHER REPAIRS ESCROW AMOUNT shall be deposited into escrow in order to secure the Shareholder's liability to indemnify the Buyer pursuant to
                 Section 8.1(B)(11) hereof."





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         1.9.    Other Repairs Escrow Amount.  The following new definition is added to the Agreement:

                 ""OTHER REPAIRS ESCROW AMOUNT" means Two Hundred Fifty Thousand Dollars ($250,000)."

         1.10.   Purchase Price.

                 (A) In order to reflect the following adjustments, the term "Purchase Price" is restated as set forth in
                          Section 1.10(B) hereof:

                          (1) Increased by $10,742 to reflect the parties' agreement with respect to a $10,742 adjustment to the Overdraft Debt Amount.

                          (2) Increased by $8,909 to reflect the parties' agreement with respect to an $8,909 adjustment to the amount of principal of Funded Indebtedness paid by the Companies prior to the Closing.

                          (3) Reduced by $7,000 to reflect the parties' agreement with respect to the Companies' obligations in the approximate amount of $7,000 to CT Corporation relating to qualifying Health Valley Foods, Inc. to do business in twelve (12) states.

                          (4) Reduced by $5,000 to reflect the parties' agreement with respect to the Companies' obligation to provide certain group health coverage to Raymond L'Heureux for a period of one (1) year following the Closing.

                          (5) Reduced by $25,600 to reflect the parties' agreement with respect to a discrepancy in the Companies' "billback" accrual rate for receivables between 6.5% and 7%.

                          (6) Reduced by $36,000 to reflect the parties' agreement with respect to approximately $36,000 of additional brokerage commissions accrued by the Companies.

                          (7) Reduced by $120,000 to reflect the parties' agreement with respect to a "change in control" payment to Raymond L'Heureux in the amount of $120,000.

                          (8) Reduced by $100,000 to reflect a bonus payment by the Companies to Charles Snow in the gross amount of $100,000, as contemplated by Section 6.1 of the Amendment.

                          (9) Reduced by $380,000 to reflect a bonus payment by the Companies to Raymond L'Heureux in the gross amount of $380,000, as contemplated by Section 6.1 of the Amendment.





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                          (10)    Reduced by $17,063 to reflect the parties'
                                  agreement with respect to the Companies' obligations for employment related taxes with respect to items (7), (8) and (9) above.

                          (11) Reduced by $120,578 to reflect the parties' agreement with respect to certain other adjustments to the Purchase Price.

                          (12) Increased by $9,370.30 to reflect the parties' agreement with respect to interest that will have accrued after April 12, 1996, and through and including the Closing Date, on that component of Funded Indebtedness owed to Sanwa Bank.

                          (13) Increased by $670.16 to reflect the parties' agreement with respect to interest that will have accrued after April 12, 1996 and through and including the day following the Closing Date on that component of Funded Indebtedness owed to Werner & Pfleiderer
                                  Lebensmitteltechnik GmbH ("Werner").

                 (B) The term "Purchase Price" is hereby deleted in its entirety and the following is substituted in lieu thereof:

                          ""PURCHASE PRICE" shall mean the Options and aggregate amount of Thirty-one Million Two Hundred Eighteen Thousand Four Hundred Fifty Dollars and Forty-six Cents ($31,218,450.46)."

         1.11. Roof Repair Escrow Agreement. The term "Roof Repair Escrow Agreement" is hereby deleted in its entirety and the following is substituted in lieu thereof:

                 "ROOF REPAIR ESCROW AGREEMENT" means an escrow agreement between the Buyer, the Shareholder and the Escrow Agent, in substantially the form of the Escrow Agreement and otherwise reasonably acceptable to the Buyer and the Shareholder, pursuant to which an amount equal to the Roof Repair Escrow Amount shall be deposited into escrow in order to secure the Shareholder's liability to indemnify the Buyer pursuant to
                 Section 8.1(B)(7) hereof."

         1.12. Roof Repair Escrow Amount. The following new definition is added to the Agreement:

                 "ROOF REPAIR ESCROW AMOUNT" means an amount equal to One Hundred Fifty Eight Thousand Three Hundred Twenty-five Dollars ($158,325)."

         1.13. Transaction Costs. The definition of "Transaction Costs" is hereby amended by deleting clause (iii) therefrom and renumbering clause (iv) thereof as clause (iii) thereof.

2. Closing Date. Section 3.1 is hereby amended by changing the reference therein to "April 10, 1996" (which was previously changed to April 12, 1996) to "April 15, 1996".





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3.       Modifications to Section 3.2 of the Agreement.  Section 3.2 of the
         Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

         "(A) At the Closing, subject to the provisions of this Agreement, the Shareholder shall deliver to the Buyer, free and clear of all Liens, the certificates for the Stocks in negotiable form, duly endorsed in blank, or with separate notarized stock transfer powers attached thereto and signed in blank, in exchange for:

                 (1) The delivery by the Buyer to the Shareholder of (a) an Option Agreement, duly executed by the Buyer, and
                          (b) the wire transfer into an account to be designated by the Shareholder of an amount equal to $13,253,743, determined by subtracting from $31,218,450.46 (the cash component of the Purchase Price) the following amounts (the Shareholder represents and warrants to the Buyer that the amounts, and the statements with respect thereto, are true and correct as of the Closing Date):

                         (i) $14,348,418.46, constituting all Funded Indebtedness as of the Closing Date, less $664,964 (which $14,348,418.46 consists of the following two (2) components: (X)
                                  $10,825,734.30 owed to Sanwa Bank, and (Y)
                                  $3,522,684.16 for capitalized leases and
                                  Capital lease equivalents (net of $664,964));

                        (ii)      $1,793,230, constituting the Escrow Amount;

                       (iii)      $350,000, constituting the State Tax Escrow
                                  Amount;

                        (iv)      $158,325, constituting the Roof Repair Escrow
                                  Amount;

                         (v) $250,000, constituting the Lake Lillian Escrow Amount;

                        (vi) $250,000, constituting the Other Repairs Escrow Amount;

                       (vii) $80,151, constituting that amount of Transaction Costs that have been paid after December 31, 1995 and on or prior to the Closing Date by the Companies;

                      (viii) $107,519, constituting all loans made by either of the Companies to the Shareholder that are outstanding on the Closing Date (which reduction constitutes the repayment by the Shareholder of all such loans);

                        (ix)      $61,811, constituting the Overdraft Debt
                                  Amount; and

                         (x) $565,253, constituting that amount of Funded Indebtedness (other than interest on Funded Indebtedness paid in the ordinary course of business) that has been paid after December 31, 1995 and on or





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                                  prior to the Closing Date by the Companies
                                  (which the Shareholder represents and
                                  warrants to the Buyer constitutes the
                                  aggregate amount of all Funded Indebtedness
                                  (other than interest on Funded Indebtedness paid in the ordinary course of business) that has been paid after December 31, 1995 and on or prior to the Closing Date by the Companies.

                 (2) The Shareholder hereby agrees that the amounts set forth in items (A)(1)(i), (vii), (ix) and (x) hereinabove constitute amounts that the Shareholder agrees to pay to the Buyer and the Companies, and the Shareholder hereby directs that the Buyer, and the Buyer hereby agrees to, (X) deduct such amounts from the cash component of the Purchase Price in the manner set forth hereinabove and (Y) upon such deduction, recognize the Shareholder's payment of such amounts.

                 (3) The wire transfer or other delivery by the Buyer to the Escrow Agent of(V) the Escrow Amount, which amount shall be held and eventually disbursed by the Escrow Agent in accordance with this Agreement and the Escrow Agreement, (W) the State Tax Escrow Amount, which amount shall be held and eventually disbursed by the Escrow Agent in accordance with the State Tax Escrow Agreement, (X) the Roof Repair Escrow Amount, which amount shall be held and eventually disbursed by the Escrow Agent in accordance with the Roof Repair Escrow Agreement, (Y) the Lake Lillian Escrow Amount, which amount shall be held and eventually disbursed by the Escrow Agent in accordance with the Lake Lillian Escrow Agreement, and (Z) the Other Repairs Escrow Amount, which amount shall be held and eventually disbursed by the Escrow Agent in accordance with the Other Repairs Escrow Agreement.

                 (B)      With respect to Funded Indebtedness, at the Closing:

                          (1) Out of the cash component of the Purchase Price, the Buyer shall cause to be paid the following components of Funded Indebtedness in the manner set forth below (which amounts the Shareholder represents and warrants to the Buyer are the true and correct outstanding amounts of such components of Funded Indebtedness as of the Closing Date):

                                  (i) $10,825,734.30 to Sanwa Bank by wire transfer;

                                 (ii)      $1,088,665.81 to Sumitomo Bank by
                                           wire transfer (which amount includes
                                           all principal, interest, prepayment
                                           penalties and sales taxes, as set
                                           forth in the demand letter received
                                           by the parties hereto from Sumitomo
                                           Bank prior to the Closing Date); and

                                (iii)      $629,939.40 to Werner.





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                          (2)        The cash component of the Purchase Price
                                     shall be reduced by $1,804,078.95,
                                     constituting the difference between (i)
                                     the aggregate amount of all Funded
                                     Indebtedness as of the Closing Date, and
                                     (ii) the amounts referred to in clause (1) above (which $1,804,078.95 the Shareholder represents and warrants to the Buyer constitutes the true and correct difference between (i) the aggregate amount of all Funded Indebtedness as of the Closing Date, and (ii) the amounts referred to in clause (1) above).

         (C)     With respect to Transaction Costs, at the Closing:

                 (1) Out of the cash component of the Purchase Price to be received by the Shareholder in accordance with
                          Section 3.2(A) hereof, the Shareholder shall cause to be paid the following amounts by a check drawn on the Shareholder's personal bank account:

                          (i) $1,067,243, constituting fees and costs owing to Wasserstein Perella & Co.;

                          (ii) $50,298.07, constituting legal fees and costs owing to Weinstock, Manion, Reisman, Shore & Neumann, a Law Corporation; and

                          (iii) $114,357.93, constituting legal fees and costs owing to John A. Calfas, a Professional Corporation.

                 (2) The Shareholder shall obtain from each such service provider a release of the Companies with respect to all Transaction Costs owed to it and John A. Calfas, a Professional Corporation, shall agree to pay, and indemnify the Buyer with respect to, all amount owed by the Companies and the Shareholder to Gibson, Dunn & Crutcher LLP.

         (D) At the Closing, the Shareholder shall pay to the Buyer an amount equal to the aggregate amount, if any, paid by the Companies for Roof Repairs prior to the Closing.

         (E) At the Closing, the Shareholder shall pay to the Buyer an amount equal to the aggregate amount, if any, paid by the Companies for Other Repairs prior to the Closing.

         (F) At the Closing, the Shareholder will deliver to the Buyer the written resignations of all the directors and officers of either of the Companies, and all plan fiduciaries of all Employee Benefit Plans, effective as of the Closing except for





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                 such directors, officers and plan fiduciaries as the Buyer shall designate in writing.

         (G) At the Closing, the Shareholder shall deliver to the Buyer, and the Buyer shall deliver to the Shareholder, the certificates, opinions and other instruments and documents referred to in Sections 9 and 10, respectively."

4.       Additional Shareholder Indemnification Obligations.

         4.1. The following provisions are hereby added to Section 8.1(B) of the Agreement:

                 "(10) any liabilities or obligations of the Companies arising as a consequence of the payment of checks drawn on the Lake Lillian Account and relating to the Lake Lillian Deficit, whether or not the Companies are legally obligated to honor any such checks (the Shareholder agrees to pay to the Companies the amount of the Lake Lillian Deficit as such deficit is determined, but the Buyer, on behalf of the Companies, shall first proceed against the Lake Lillian Escrow Amount then remaining subject to the Lake Lillian Escrow Agreement, if any, before preceding directly against the Shareholder), the Buyer hereby agreeing to provide reasonable accounting to the Shareholder in connection therewith; and

                 (11) the reasonable repairs of the Companies' existing facilities (other than the Roof Repairs) set forth on EXHIBIT H attached hereto and other reasonable work incidental thereto ("OTHER REPAIRS"), which Other Repairs and the contractor or contractors hired to perform such Other Repairs shall be acceptable to the landlords of such facilities."

         4.2. Exhibit H to this Amendment is hereby incorporated as Exhibit H to the Agreement.

5. Additional Conditions Precedent to the Obligations of the Buyer. The following provisions are hereby added to Article 9 of the Agreement:

         "9.23. Lake Lillian Escrow Agreement. The Buyer, the Shareholder and the Escrow Agent shall have entered into the Lake Lillian Escrow Agreement.

         9.24. Other Repairs Escrow Agreement. The Buyer, the Shareholder and the Escrow Agent shall have entered into the Other Repairs Escrow Agreement.

         9.25. Assumption Agreement. The Buyer and the Shareholder shall have entered into the Assumption Agreement.

         9.26. Funded Indebtedness Releases. The Shareholder shall have obtained from each holder of Funded Indebtedness referred to in
         Section 3.2(B)(1) of the Agreement, as amended by the Amendment, a release of the Companies with respect to such Funded Indebtedness."





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6.       Bonus Payments to Certain Company Employees, Related Matters.

         6.1. Bonus Payments. Subject to the satisfaction of the provisions set forth in Section 6.2 of this Amendment, in addition to amounts otherwise due, the Companies shall pay by cashier's check issued on the Closing Date and delivered via overnight mail on the day following the Closing Date (with evidence thereof delivered via telecopy to the Shareholder at the Closing) (a) a bonus in the amount of One Hundred Thousand Dollars ($100,000) to Charles Snow, (b) a bonus in the amount of Three Hundred Eighty Thousand Dollars ($380,000) to Raymond L'Heureux, and (c) a "change of control" payment in the amount of One Hundred Twenty Thousand Dollars ($120,000) to Raymond L'Heureux, arising pursuant to that certain letter dated August 14, 1994, from George Mateljan, Jr. of Health Valley Foods, Inc. to Raymond L'Heureux, as amended by those parties on the Closing Date. The payments to be made pursuant to this
                 Section 6.1 shall be subject to all customary withholding.

         6.2. Resignation; Release. The Shareholder hereby agrees to (a) cause Raymond L'Heureux to (i) resign from all of his positions with either of the Companies, whether as an officer (including, without limitation, as an assistant secretary of Health Valley Foods, Inc.), a director, an employee, a Trustee and/or Administrative Committee member of the Health Valley Foods, Inc. Retirement/Savings Plan, or otherwise, and (ii) execute a general release (the "RELEASE") in favor of the Companies, in form reasonably acceptable to the Buyer, with respect to any and all claims that he may have against either of the Companies, provided that he receives (X) all salary and other benefits due to him (for services rendered), from the date of the last paycheck received by him or deposited directly into his account through the Closing and (Y) all of the other amounts referred to in the Agreement, as amended hereby, and (b) the Shareholder shall indemnify and hold harmless the Buyer from and against any loss, claim, damage, cost or expense suffered by either of the Companies or the Buyer as a consequence of Raymond L'Heureux's revocation or termination of the Release at any time prior to the date that is twenty-one (21) days following the Closing Date, including, but not limited to, any loss, claim, damage, cost or expense arising out of any claim, action or proceeding brought by or on behalf of Raymond L'Heureux.

7. Updated Schedules of Accounts Receivable and Accounts Payable. The parties hereto hereby acknowledge and agree that, subject to the other terms and conditions set forth in the Agreement and in this Amendment, the Shareholder has provided the Buyer with a schedule listing all of the Companies' accounts receivable and accounts payable as of March 31, 1996.

8. Assignment and Assumption of Automobile. The parties hereto hereby acknowledge and agree that, subject to the other terms and conditions set forth in the Agreement and in this Amendment, at the Closing, (a) the Companies shall assign to the Shareholder all of their right, title and interest in and to that certain Intrepid automobile leased by the Companies, or either of them, and used by the Shareholder as of the Closing, and (b) the





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         Shareholder shall execute a written agreement whereby he shall (i)
         assume all obligations in connection therewith, and (ii) indemnify and hold harmless the Companies and the Buyer with respect thereto (the "Assumption Agreement").

9.       Joint Instructions to Escrow Agent.

         9.1. Roof Repair Escrow Agreement. Following the completion of the Roof Repairs in the manner required by Section 8.1(B)(7) of the Agreement, the Shareholder and the Buyer hereby agree to issue joint instructions to the Escrow Agent to pay to the contractor or contractors that performed such Roof Repairs, or reimburse the Companies for, the cost of such Roof Repairs, and to release the balance of the Roof Repair Escrow Amount, if any, to the Shareholder.

         9.2. Other Repairs Escrow Agreement. Following the completion of the Other Repairs in the manner required by Section 8.1(B)(11) of the Agreement, the Shareholder and the Buyer hereby agree to issue joint instructions to the Escrow Agent to pay to the contractor or contractors that performed such Other Repairs, or reimburse the Companies for, the cost of such Other Repairs, and to release the balance of the Other Repairs Escrow Amount, if any, to the Shareholder.

10. Continuation of Other Terms and Conditions. Except as specifically modified by this Amendment, all of the other terms and conditions of the Agreement shall remain in full force and effect.

11. Execution in Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

                                        THE SHAREHOLDER



                                        /S/ George Mateljan, Jr.
                                        ----------------------------------------
                                             George Mateljan, Jr.


                                        HEALTH VALLEY COMPANY, a
                                        Delaware corporation



                                        By:        /S/ William R. Voss
                                             -----------------------------------
                                        Title:     President
                                               ---------------------------------




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